FOR IMMEDIATE RELEASE

MEDIA CONTACT:                              STOCKHOLDER CONTACT:

Mary Ann Susco                              Marco Acosta
(212) 850-1382                              (212) 850-1333
suscom@jwseligman.com                       acostam@jwseligman.com

           BOARD OF SELIGMAN SELECT MUNICIPAL FUND, INC. APPROVES AND
            RECOMMENDS TO STOCKHOLDERS THAT THE FUND BE ACQUIRED BY
                                 OPEN-END FUND

September 4, 2008

NEW YORK - September 4, 2008 -- Seligman Select Municipal Fund, Inc. ("Select Municipal"; NYSE: SEL) announced today that its Board of Directors, at a meeting held on September 3, 2008, approved and recommended to stockholders the acquisition of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition"). Each of Select Municipal and National Fund are managed by J. & W. Seligman & Co. Incorporated ("Seligman"). As previously announced, Seligman has agreed to be acquired by RiverSource Investments, LLC ("RiverSource"), a wholly-owned subsidiary of Ameriprise Financial, Inc., in a transaction that is likely to close in the fourth quarter of 2008.

      National Fund is an open-end fund that pursues an investment strategy similar to that of Select Municipal. Unlike Select Municipal, a closed-end fund that utilizes leverage provided by preferred stock, National Fund does not utilize leverage. The Acquisition is subject to approval by the stockholders of Select Municipal.

      As consideration for their shares, holders of Select Municipal's common stock will receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal. Redemptions and exchanges of shares of National Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. The agreement relating to the Acquisition requires that the outstanding shares of preferred stock of Select Municipal be redeemed prior to consummation of the Acquisition.

      A Special Meeting of Stockholders of Select Municipal is scheduled to be held on November 7, 2008 to vote upon the Acquisition (the "Special Meeting"). The close of business on September 18, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The previously announced Special Meeting of Stockholders called for October 7, 2008 has been cancelled, and the matters scheduled to be voted on at that meeting -- the election of directors of Select Municipal and a proposed new investment management services agreement between Select Municipal and RiverSource, will be voted on at the Special Meeting. If Select Municipal stockholders approve the Acquisition at the Special

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Meeting,  it is expected that the Acquisition  will close in late 2008 or in the first quarter of 2009.

      The Acquisition is contingent on approval by shareholders of National Fund of the proposed new advisory agreement between National Fund and RiverSource that will be voted on by National Fund's shareholders at a meeting to be held on November 3, 2008. Additional information about the Acquisition and the other matters to be considered at the Special Meeting will be included in the
prospectus/proxy   statement  that  will  be  sent  to  stockholders  of  Select
Municipal.

      This press release does not constitute an offering of securities.

      You should consider the investment objectives, risks, charges, and expenses of the Funds carefully before investing. Investors can obtain the Funds' most recent annual and mid-year reports and other regulatory filings by contacting Seligman Services, Inc. at 800-597-6068. These reports and other filings are also available on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.


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